Exhibit 99.1

Leidos Holdings, Inc. Reports Fourth Quarter and Full Fiscal Year 2014 Results

- Revenues: $1.30 billion for fourth quarter; $5.77 billion for fiscal year
- Operating Income from Continuing Operations: $82 million for fourth quarter; $164 million for fiscal year
- Diluted Earnings per Share from Continuing Operations: $0.56 for fourth quarter; $0.98 for fiscal year
- Cash Flows Provided by Operating Activities from Continuing Operations: $110 million for fourth quarter; $195 million for fiscal year
- Net New Bookings: $0.62 billion (book-to-bill ratio of 0.5) for fourth quarter; $4.95 billion (book-to-bill ratio of 0.9) for fiscal year
- Quarterly Cash Dividend of $0.32 per Share Payable on April 30, 2014
MCLEAN, Va., March 27, 2014 - Leidos Holdings, Inc. (NYSE: LDOS), a national security, health and engineering solutions company, today reported financial results for the fourth quarter and fiscal year 2014, which ended January 31, 2014.
"In our fourth quarter, we continued to encounter headwinds from sequestration, unclear funding on awarded programs, delayed award decisions, high levels of protest activity, and continued commercial health and engineering revenue declines” said John Jumper, Leidos Chairman and Chief Executive Officer. "Despite these challenges, we were able to generate over $100 million of cash flow from operations in the fourth quarter and we are confident that our track record of robust cash flow generation will continue. Also in the quarter, we executed a $300 million accelerated share repurchase program. We continue to focus on strategies that increase returns and deepen our market penetration, especially in markets where we no longer face organizational conflicts of interest. Our commitment of returning capital to shareholders remains steadfast."

The Company also announced a change in senior leadership to be effective April 6, 2014 when Stu Shea will depart his position as President and Chief Operating Officer of Leidos. This was a mutual decision reached by Mr. Shea, Mr. Jumper and the Leidos Board of Directors.
Fourth Quarter Summary Results
Revenues for the fourth quarter of fiscal year 2014 were $1.30 billion, compared to $1.58 billion in the fourth quarter of fiscal year 2013, reflecting a revenue contraction of 18 percent.
Operating income from continuing operations for the fourth quarter of fiscal year 2014 was $82 million (6.3 percent operating income margin), compared to operating income from continuing operations of $91 million (5.8 percent operating income margin) in the fourth quarter of fiscal year 2013.
Diluted earnings per share from continuing operations for fourth the quarter of fiscal year 2014 was $0.56, as compared to $1.73 in the fourth quarter of fiscal year 2013. The prior year quarter contained an income tax benefit of $96 million, or $1.12 per diluted share, as a result of an issue resolution with the IRS with respect to the tax treatment of the CityTime settlement. The diluted share count for the fourth quarter of fiscal year 2014 was 84 million, the same share count as the prior year quarter.
Consistent with the previously announced portfolio shaping initiatives, the Company decided in the fourth quarter of fiscal year 2014 to put Cloudshield Technologies, Inc. up for sale and all periods have been recast to reflect it as discontinued operations.

Fourth Quarter Segment Operating Results

	Three Months Ended
	January 31,		Revenue Contraction (%)
	2014	2013	Total	Internal
	($ millions)
Revenues:
Health and Engineering	$355	$484	(27)%	(27)%
National Security Solutions	941	1,097	(14)%	(14)%
Corporate and Other	(1)	—	N/A	N/A
Intersegment Elimination	—	(1)	N/A	N/A
Total	$1,295	$1,580	(18)%	(18)%

			Operating Margin
Operating Income (Loss):			2014	2013
Health and Engineering	$19	$33	5.4%	6.8%
National Security Solutions	83	82	8.8%	7.5%
Corporate and Other	(20)	(24)	N/A	N/A
Total	$82	$91	6.3%	5.8%

Health and Engineering
Health and Engineering revenues for the fourth quarter of fiscal year 2014 decreased $129 million, or 27 percent, compared to the prior year quarter. The revenue contraction primarily reflects the completion of energy design-build construction projects and lower sales volume in engineering services, health and non-intrusive inspection systems businesses.
Health and Engineering operating income margin for the fourth quarter of fiscal year 2014 was 5.4 percent, down from 6.8 percent in the prior year quarter. The decrease was primarily attributable to startup costs associated with the Plainfield biomass power plant, charges associated with a legal settlement and a net unfavorable change in contract estimates.
National Security Solutions
National Security Solutions revenues for the fourth quarter of fiscal year 2014 decreased $156 million, or 14 percent, compared to the prior year quarter. Revenue contraction was attributable to the drawdown of overseas U.S. military forces including the ramp down of the Joint Logistics Integration (JLI) program for tactical mine resistant ambush protected vehicles and the completion of several intelligence programs. The remainder of the decline was primarily driven by overall reductions in defense and U.S. Government spending resulting from sequestration and budget cuts.
National Security Solutions operating income margin for the fourth quarter of fiscal year 2014 was 8.8 percent, up from 7.5 percent in the prior year quarter, with the increase primarily attributable to improved fee performance on existing contracts.
Corporate and Other
Corporate and Other segment operating loss for the fourth quarter of fiscal year 2014 decreased $4 million from the prior year quarter, primarily due to a decrease in separation transaction and restructuring expenses associated with the spin-off completed earlier in fiscal year 2014.

Fiscal Year 2014 Summary Results
Revenues for fiscal year 2014 were $5.77 billion, compared to $6.47 billion in fiscal year 2013, reflecting a revenue contraction of 11 percent. Operating income from continuing operations for fiscal year 2014 was $164 million, down from operating income from continuing operations of $423 million in fiscal year 2013. Diluted earnings per share from continuing operations was $0.98, as compared to $3.82 for fiscal 2013. The diluted share count for fiscal year 2014 was 83 million, the same share count as the prior year.
Fiscal Year 2014 Segment Operating Results

	Year Ended
	January 31,		Revenue Contraction (%)
	2014	2013	Total	Internal
	($ millions)
Revenues:
Health and Engineering	$1,735	$1,825	(5)%	(12)%
National Security Solutions	4,049	4,650	(13)%	(13)%
Corporate and Other	(9)	(1)	N/A	N/A
Intersegment Elimination	(3)	(5)	N/A	N/A
Total	$5,772	$6,469	(11)%	(13)%

			Operating Margin
Operating Income (Loss):			2014	2013
Health and Engineering	$21	$140	1.2%	7.7%
National Security Solutions	292	360	7.2%	7.7%
Corporate and Other	(149)	(77)	N/A	N/A
Total	$164	$423	2.8%	6.5%
Health and Engineering
Health and Engineering revenues for fiscal year 2014 decreased 5 percent from prior year. On an internal basis, including revenues of maxIT Healthcare Holdings, Inc. before the August 2012 acquisition, revenue contracted 12 percent. The internal revenue contraction reflects a decline in sales volume of our health and engineering services businesses and the completion of energy design-build construction projects.
Health and Engineering operating income margin for fiscal year 2014 was 1.2 percent, down from 7.7 percent in fiscal year 2013. The decline was primarily due to bad debt expense for certain receivables related to two energy design-build construction projects, the impairments of intangible assets and an increase in a net unfavorable change in contract estimates.
National Security Solutions
National Security Solutions revenues for fiscal year 2014 decreased 13 percent from the prior year. Revenue contraction was attributable to the drawdown of overseas U.S. military forces including the ramp down of the JLI program for tactical mine resistant ambush protected vehicles and the completion of several intelligence programs. The remainder of the decline was primarily driven by overall reductions in defense and U.S. Government spending resulting from sequestration and budget cuts.
National Security Solutions operating income margin for fiscal year 2014 was 7.2 percent, down from 7.7 percent in fiscal year 2013 primarily due to a net unfavorable change in contract estimates in fiscal year 2014, which was driven by increased expenses on two international fixed price contracts compared to a net favorable change in contract estimates in the prior year.

Corporate and Other
Corporate and Other segment operating loss for the fiscal year 2014 increased $72 million from fiscal year 2013. The increase is driven primarily by expenses to effect the spin-off of new SAIC including transaction and restructuring costs and costs to establish infrastructures for both companies, partially offset by a reduction in other unallocable corporate costs.
Cash Generation and Capital Deployment
Cash flow provided by operating activities of continuing operations for the fourth quarter of fiscal year 2014 was $110 million. In the fourth quarter, the Company entered into a $300 million accelerated stock repurchase program. As part of the acquisition of Plainfield Renewable Energy Holdings, LLC, the Company assumed two secured notes payable aggregating $149 million, which were retired in December 2013.
During the quarter, the Company paid a cash dividend of $0.32 per share. On March 21, 2014, the Company's Board of Directors declared a quarterly cash dividend of $0.32 per share payable on April 30, 2014 to stockholders of record as of the close of business on April 15, 2014. The Company intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Company’s Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.
Cash flow provided by operating activities of continuing operations for fiscal year 2014 was $195 million, up from $36 million in fiscal year 2013. Fiscal year 2013 cash flows were reduced by a payment made in relation to the CityTime settlement.
As of January 31, 2014, the Company had $430 million in cash and cash equivalents and $1.3 billion in long-term debt.
New Business Awards
Net business bookings totaled $623 million in the fourth quarter of fiscal year 2014 and $4.95 billion for the fiscal year, representing a book-to-bill ratio of 0.5 and 0.9 for the fourth quarter and fiscal year, respectively.
Notable awards during the quarter include:

Defense Threat Reduction Agency. The Company was awarded a prime contract by the U.S. Defense Threat Reduction Agency (DTRA) to conduct research and development to combat weapons of mass destruction. The multiple-award indefinite delivery/indefinite quantity (IDIQ) contract has a five-year base period of performance, one five-year option, and a total value of approximately $4 billion for all awardees, if all options are exercised. Leidos is one of seven contractors eligible to compete for task orders under the contract.

National Guard Bureau. The Company was awarded a prime contract by the National Guard Bureau to provide professional and technical environmental engineering support services. This multiple award IDIQ provides a full range of environmental services including, but is not limited to, restoration, cleanup, environmental quality activities, planning, natural and cultural resources and natural infrastructure. Ten contracts have been awarded under this multiple award IDIQ. The multiple-award IDIQ contract has a one-year base period of performance, two one-year option periods, and a total value of approximately $243 million, if all options are exercised. This amount reflects the ceiling amount of all contracts combined and not for each individual contract.

U.S. Federal Government. The Company was awarded $156 million, if all options are exercised, in 176 separate awards by U.S. Federal Government intelligence communities in classified contracts. Though the specific nature of these contracts may be classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.

LSB Industries, Inc. The Company was awarded three prime contracts by LSB Industries, Inc. to provide construction management services engineering, procurement, and construction services. The latest three awards are a hybrid of firm fixed price and cost plus components and are collectively valued at $83 million.

Department of Veterans Affairs. The Company was awarded two prime contracts and one subcontract from the U.S. Department of Veterans Affairs to help the agency maximize operational efficiencies, reduce healthcare costs, and improve veteran care. The awards are collectively valued at $16 million.
The Company's backlog of signed business orders at the end of fiscal year 2014 was $9.3 billion, of which $3.0 billion was funded. As compared to the end of fiscal year 2013, total backlog decreased 8 percent and funded backlog decreased 12 percent. Negotiated unfunded backlog does not include future task orders expected to be awarded under IDIQ, GSA Schedule or other master agreement contract vehicles.
Forward Guidance
The Company's outlook for fiscal year 2015, which began on February 1, 2014, is as follows:

•	Revenues of $4.9 billion to $5.1 billion;

•	Non-GAAP diluted earnings per share from continuing operations of $2.35 to $2.55, which includes a $0.10 earnings per share benefit from future share repurchases; and

•	Cash flows from continuing operations at or above $350 million.
Fiscal year 2015 guidance includes the impact of anticipated share repurchases under the Company's previously announced share repurchase authorization, and excludes the impact of potential future acquisitions and other non-ordinary course items.
Key Performance Indicators and Non-GAAP Financial Measures
Management reviews key performance indicators including revenue, segment operating margins, diluted earnings per share from continuing operations, cash flows from continuing operations and backlog, among other metrics on a regular basis. Of these metrics, there are certain metrics which are not measures of financial performance under generally accepted accounting principles in the United States of America (GAAP) and should not be considered a substitute for operating income or diluted earnings per share as determined in accordance with GAAP. These non-GAAP measures provide useful information to management and investors regarding the Company's financial condition and results of operations as it provides another measure of the Company's profitability and are considered important financial measures by management and investors. We consider non-GAAP diluted earnings per share from continuing operations, which may not be comparable to a similarly titled measure reported by other companies, to be defined as net income from continuing operations, adjusted to exclude the impact of the discrete events such as separation transaction expenses, restructuring expenses, write-downs, impairments and adjustments for uncertain tax positions.
About Leidos
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8 a.m. eastern on March 27, 2014. A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Investor Relations section of the Leidos website (http://investors.leidos.com).
Leidos is a science and technology solutions leader working to address some of the world's toughest challenges in national security, health and engineering. The Company's approximately 22,000 employees support vital missions for our government and the commercial sector, develop innovative solutions to drive better outcomes, and defend our Nation's digital and physical infrastructure from 'new world' threats. Leidos is headquartered in Reston, Virginia with employees located worldwide. For more information, visit www.Leidos.com.

Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and acquisitions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: developments in the U.S. Government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. Government budget process or approval to raise the U.S. debt ceiling; delays in the U.S. Government contract procurement process or the award of contracts; delays or loss of contracts as result of competitor protests; changes in U.S. Government procurement rules, regulations and practices; our compliance with various U.S. Government and other government procurement rules and regulations; governmental reviews, audits and investigations of our Company; our ability to effectively compete and win contracts with the U.S. Government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to comply with certain agreements entered into in connection with the CityTime matter; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering or design build projects; our ability to profitably operate and recover our investment in the Plainfield Renewable Energy project; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; risks associated with the recently-completed spin-off of our technical, engineering and enterprise information technology services business, such as disruption to business operations, or a failure to realize the expected benefits of the proposed spin-off; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of March 27, 2014. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.
CONTACTS:
Investor Relations:
John P. Sweeney
571.526.6402
John.P.Sweeney@leidos.com
Media Relations:
Melissa Koskovich
571.526.6851
Melissa.I.Koskovich@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended January 31,		Year Ended January 31,
	2014	2013	2014	2013	2012
Revenues	$1,295	$1,580	$5,772	$6,469	$5,836
Costs and expenses:
Cost of revenues	1,110	1,351	5,006	5,564	5,351
Selling, general and administrative expenses	97	125	442	469	543
Bad debt expense	(1)	2	44	2	—
Intangible asset impairment charges	—	—	51	—	—
Separation transaction and restructuring expenses	7	11	65	11	—
Operating income (loss)	82	91	164	423	(58)
Non-operating income (expense):
Interest income	—	4	15	9	5
Interest expense	(24)	(20)	(83)	(93)	(114)
Other (expense) income, net	(11)	—	(8)	8	5
Income (loss) from continuing operations before income taxes	47	75	88	347	(162)
Income tax benefit (expense)	—	73	(4)	(23)	(73)
Income (loss) from continuing operations	47	148	84	324	(235)
Discontinued operations:
(Loss) income from discontinued operations before income taxes	(4)	69	140	329	486
Income tax benefit (expense)	1	(31)	(60)	(128)	(192)
(Loss) income from discontinued operations	(3)	38	80	201	294
Net income	$44	$186	$164	$525	$59
Earnings per share (EPS):
Income (loss) from continuing operations, as reported	$47	$148	$84	$324	$(235)
Less: earnings allocated to participating securities	—	(3)	(3)	(7)	—
Income (loss) from continuing operations, for computing EPS	$47	$145	$81	$317	$(235)
Net income, as reported	$44	$186	$164	$525	$59
Less: earnings allocated to participating securities	—	(4)	(3)	(11)	(2)
Net income, for computing EPS	$44	$182	$161	$514	$57
Basic:
Income from continuing operations	$0.57	$1.73	$0.98	$3.82	$(2.80)
(Loss) income from discontinued operations	(0.03)	0.44	0.96	2.37	3.48
	$0.54	$2.17	$1.94	$6.19	$0.68
Diluted:
Income (loss) from continuing operations	$0.56	$1.73	$0.98	$3.82	$(2.80)
(Loss) income from discontinued operations	(0.04)	0.44	0.96	2.37	3.48
	$0.52	$2.17	$1.94	$6.19	$0.68
Weighted average number of common shares outstanding:
Basic	82	84	83	83	84
Diluted	84	84	83	83	84

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	January 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$430	$735
Receivables, net	1,088	1,166
Inventory, prepaid expenses and other current assets	256	333
Assets of discontinued operations	20	1,383
Total current assets	1,794	3,617
Property, plant and equipment, net	483	286
Intangible assets, net	94	178
Goodwill	1,704	1,704
Deferred income taxes	15	12
Other assets	72	78
	$4,162	$5,875
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$716	$782
Accrued payroll and employee benefits	286	353
Notes payable and long-term debt, current portion	2	—
Liabilities of discontinued operations	5	657
Total current liabilities	1,009	1,792
Notes payable and long-term debt, net of current portion	1,331	1,295
Other long-term liabilities	227	170
Commitments and contingencies
Stockholders’ equity:
Common stock, $.0001 par value, 500 million shares authorized, 80 million and 86 million shares issued and outstanding at January 31, 2014 and 2013, respectively	—	—
Additional paid-in capital	1,576	2,110
Retained earnings	25	510
Accumulated other comprehensive loss	(6)	(2)
Total stockholders’ equity	1,595	2,618
	$4,162	$5,875

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended, January 31,		Year Ended January 31,
	2014	2013	2014	2013	2012
Cash flows from operating activities of continuing operations:
Net income	$44	$186	$164	$525	$59
Loss (income) from discontinued operations	3	(38)	(80)	(201)	(294)
Adjustments to reconcile net income to net cash provided by continuing operations:
Depreciation and amortization	16	22	81	92	88
Stock-based compensation	12	11	55	53	55
Intangible asset impairment charges	—	—	51	—	—
Bad debt expense	(1)	2	44	2	—
Restructuring charges, net	—	2	17	2	—
Net gain on sales and disposals of assets	1	1	(8)	(6)	(27)
Other	7	1	10	4	(1)
Increase (decrease) in cash and cash equivalents, net of effects of acquisitions and dispositions, resulting from changes in:
Receivables	73	15	(67)	228	(112)
Inventory, prepaid expenses and other current assets	25	20	55	(52)	(52)
Deferred income taxes	(58)	70	(38)	67	(8)
Other assets	15	(8)	19	(10)	(23)
Accounts payable and accrued liabilities	(82)	(25)	(88)	(695)	692
Accrued payroll and employee benefits	(19)	(49)	(65)	26	11
Income taxes receivable/payable	57	(35)	43	—	5
Other long-term liabilities	17	(2)	2	1	7
Total cash flows provided by operating activities of continuing operations	110	173	195	36	400
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(22)	(8)	(53)	(39)	(56)
Acquisitions of businesses, net of cash acquired	(2)	(5)	(3)	(483)	(218)
Net proceeds (payments) for purchase price adjustments related to prior year acquisitions	—	—	—	1	(4)
Proceeds from sale of assets	—	—	65	2	78
Net proceeds of cost method investments	—	—	12	—	2
Dividend received from the spin-off of New SAIC	—	—	295	—	—
Contribution paid related to the spin-off of New SAIC	—	—	(26)	—	—
Other	9	—	7	—	(1)
Total cash flows (used in) provided by investing activities of continuing operations	(15)	(13)	297	(519)	(199)
Cash flows from financing activities of continuing operations:
Payments on notes payable and long-term debt	(151)	—	(152)	(550)	(1)
Payments for deferred financing costs	—	—	(5)	—	—

	Three Months Ended, January 31,		Year Ended January 31,
	2014	2013	2014	2013	2012
Payment from New SAIC for deferred financing costs	—	—	5	—	—
Proceeds from real estate financing transaction	—	—	38	—	—
Proceeds from debt issuance	—	—	500	—	—
Distribution of debt to New SAIC	—	—	(500)	—	—
Sales of stock and exercises of stock options	2	4	13	19	27
Shares repurchased or retired or withheld for tax withholdings on vesting of restricted stock	(302)	(1)	(319)	(22)	(471)
Dividends payments	(25)	(41)	(477)	(165)	—
Other	1	—	3	—	(2)
Total cash flows used in financing activities of continuing operations	(475)	(38)	(894)	(718)	(447)
(Decrease) increase in cash and cash equivalents from continuing operations	(380)	122	(402)	(1,201)	(246)
Cash flows from discontinued operations:
Cash (used in) provided by operating activities of discontinued operations	(4)	35	114	308	314
Cash provided by (used in) investing activities of discontinued operations	—	48	(17)	42	157
Cash used in financing activities of discontinued operations	—	(1)	—	(4)	(2)
(Decrease) increase in cash and cash equivalents from discontinued operations	(4)	82	97	346	469
Effect of foreign currency exchange rate changes on cash and cash equivalents	—	—	—	—	1
Total (decrease) increase in cash and cash equivalents	(384)	204	(305)	(855)	224
Cash and cash equivalents at beginning of year	814	531	735	1,590	1,366
Cash and cash equivalents at end of year	$430	$735	$430	$735	$1,590

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed and excludes contract awards which have been protested by competitors. Leidos Holdings, Inc. segregates its backlog into two categories: funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized on a quarterly or annual basis by the U.S. Government and other customers, even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value on contracts, which may cover multiple future years, under which Leidos Holdings, Inc. is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated amounts of revenue to be earned in the future from (1) negotiated contracts for which funding has not been appropriated or otherwise authorized and (2) unexercised priced contract options. Negotiated unfunded backlog does not include future potential task orders expected to be awarded under IDIQ, GSA Schedule or other master agreement contract vehicles.
The estimated value of backlog as of the dates presented was as follows:

	January 31,	January 31,
	2014	2013
Health and Engineering:
Funded backlog	$1,153	$1,295
Negotiated unfunded backlog	694	676
Total Health and Engineering backlog	$1,847	$1,971
National Security Solutions:
Funded backlog	$1,854	$2,119
Negotiated unfunded backlog	5,604	6,037
Total National Security Solutions backlog	$7,458	$8,156
Total:
Funded backlog	$3,007	$3,414
Negotiated unfunded backlog	6,298	6,713
Total backlog	$9,305	$10,127

LEIDOS HOLDINGS, INC.
UNAUDITED INTERNAL REVENUE GROWTH (CONTRACTION) PERCENTAGE CALCULATION
NON-GAAP RECONCILIATION
($ in millions)
In this release, Leidos Holdings, Inc. refers to internal revenue growth (contraction) percentage, which is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial measure. The Company calculates its internal revenue growth (contraction) percentage by comparing reported revenue for the current year period to the revenue for the prior year period adjusted to include the actual revenue of acquired businesses for the comparable prior year period before acquisition. This calculation has the effect of adding revenue for the acquired businesses for the comparable prior year period to the Company's prior year period reported revenue.
Leidos Holdings, Inc. uses internal revenue growth (contraction) percentage as an indicator of how successful it is at growing its base business and how successful it is at growing the revenues of the businesses that it acquires. The integration of acquired businesses allows current management to leverage business development capabilities, drive internal resource collaboration, utilize access to markets and qualifications, and refine strategies to realize synergies, which benefits both acquired and existing businesses. As a result, the performance of the combined enterprise post-acquisition is an important measurement. In addition, as a means of rewarding the successful integration and growth of acquired businesses, and not acquisitions themselves, incentive compensation for senior management is based, in part, on achievement of revenue targets linked to internal revenue growth.
The limitation of this non-GAAP financial measure as compared to the most directly comparable GAAP financial measure is that internal revenue growth (contraction) percentage is one of two components of the total revenue growth (contraction) percentage, which is the most directly comparable GAAP financial measure. The Company addresses this limitation by presenting the total revenue growth (contraction) percentage next to or near disclosures of internal revenue growth (contraction) percentage.
This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with Leidos Holdings, Inc.'s consolidated financial statements prepared in accordance with GAAP. The method that the Company uses to calculate internal revenue growth (contraction) percentage is not necessarily comparable to similarly titled financial measures presented by other companies. Internal revenue growth (contraction) percentages were calculated as follows:

	Three Months Ended	Year Ended
	January 31, 2014
Health and Engineering:
Prior year period's revenues, as reported	$484	$1,825
Revenues of acquired businesses for the comparable prior year period	—	145
Prior year period’s revenues, as adjusted	$484	$1,970
Current year period’s revenues, as reported	355	1,735
Internal revenue contraction	$(129)	$(235)
Internal revenue contraction percentage	(27)%	(12)%
National Security Solutions:
Prior year period's revenues, as reported	$1,097	$4,650
Revenues of acquired businesses for the comparable prior year period	—	—
Prior year period’s revenues, as adjusted	$1,097	$4,650
Current year period’s revenues, as reported	941	4,049
Internal revenue contraction	$(156)	$(601)
Internal revenue growth contraction percentage	(14)%	(13)%
Total*:
Prior year period's revenues, as reported	$1,580	$6,469
Revenues of acquired businesses for the comparable prior year period	—	145
Prior year period’s revenues, as adjusted	$1,580	$6,614
Current year period’s revenues, as reported	1,295	5,772
Internal revenue contraction	$(285)	$(842)
Internal revenue contraction percentage	(18)%	(13)%

* Total revenues include amounts related to Corporate and Other and intersegment eliminations.